Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the Post-Effective Amendment No.1 to the Registration Statement on Form S-1 of GJ Culture Group US, Inc. of our report dated March 30, 2020, relating to the audit of the financial statements of GJ Culture Group US, Inc. (the “Company”) as of December 31, 2019, and 2018, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2019 and the period from inception to December 31, 2018, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
June 29, 2020	Certified Public Accountants